EXHIBIT A

                                 CAMBIAR FUNDS
                            SHAREHOLDER SERVICE FEES



CAMBIAR FUNDS

Cambiar Opportunity Fund, Investor Class Shares
Cambiar International Fund, Investor Class Shares
Cambiar Small Cap Fund, Investor Class Shares


INVESTOR CLASS SHARES


Cambiar Opportunity Fund                    Twenty-five basis points (0.25%)

Cambiar International Fund                  Twenty-five basis points (0.25%)

Cambiar Small Cap Fund                      Twenty-fivebasis points (0.25%)

Cambiar Smid 30 Fund                        Twenty-five basis points (0.25%)

Cambiar Global Select Fund                  Twenty-five basis points (0.25%)



CALCULATION OF FEES

Shareholder Service fees are based on a percentage of each Fund's average daily net assets attributable to the Investor Class Shares of such Fund.